SECURITIES AND EXCHANGE COMMISSION

		     Washington, D.C.  20549




			    FORM 8-K

			 CURRENT REPORT





	     Pursuant to Section 13 or 15(d) of the
		 Securities Exchange Act of 1934


		Date of Report: April 18, 1996




		PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)





Registrant's telephone number, including area code:(415) 973-700


Item 5.  Other Events

A.  Performance Incentive Plan - Year-to-Date Financial Results

The following information includes forward looking statements that involve a number of risks, uncertainties, and assumptions, as described in more detail below.

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular, nonbargaining unit employees of Pacific Gas and Electric Company (PG&E) and designated subsidiaries. The Plan provides for awards based on (1) PG&E's success in meeting overall corporate financial performance objectives, based on combined earnings per common share for PG&E's utility operations (including Pacific Gas Transmission Company (PGT), a wholly owned subsidiary of PG&E), Diablo Canyon Nuclear Power Plant (Diablo Canyon) operations and PG&E's diversified operations, conducted principally through PG&E Enterprises (Enterprises), a wholly owned subsidiary of PG&E; and (2) the performance of the employee's organizational unit in meeting its specific unit, team or individual objectives. The organizational objectives may include such measures as cost control, quality and reliability of service to customers, public and employee safety, financial performance and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the Board (Committee) makes the final determination of awards based upon achievement of the Plan objectives for officers. The Committee has the discretion to modify or eliminate awards for officers. The final determination of non-officer awards is made by the chief executive officer, who also has the discretion to modify or eliminate non-officer awards.

The performance measurement target for the 1996 Plan year was disclosed in a Report on Form 8-K/A dated January 18, 1996, and was based upon the corporate capital and operating budgets prepared for 1996.

The 1996 budgeted earnings per common share for the utility were derived from, among other things, (i) budgeted revenues as authorized by the California Public Utilities Commission (CPUC) for 1996 which include the results of the 1996 General Rate Case (GRC), (ii) PG&E's capital budget for 1996 of approximately $1.3 billion for utility operations and (iii) budgeted utility operating expenses that are approximately $250 million greater than the amount adopted by the CPUC for recovery in the 1996 GRC. The higher expense level is primarily attributable to several projects related to transmission and distribution system reliability, and improved customer service and public information systems. The utility budgeted earnings per common share assumes contribution to earnings of $.11 per common share from PGT.

The budgeted earnings per common share for Diablo Canyon were derived from, among other things, (i) a reduction in the price of power produced by Diablo Canyon from 11.0 cents per kWh in 1995 to 10.5 cents per kWh in 1996, consistent with the agreement to modify the Diablo Canyon rate case settlement (Diablo Settlement) which was approved by the CPUC in 1995, (ii) an operating capacity factor (excluding refueling outages) of 94.0%, (iii) an overall annual capacity factor of 88.8% and (iv) one 40-day refueling outage at Unit 2 during 1996. Budgeted operating expenses for 1996 relating to Diablo Canyon are approximately equal to those budgeted for 1995. Budgeted capital expenditures for Diablo Canyon are approximately $35 million for 1996, which is approximately 10% more than actual capital expenditures in 1995.

The budgeted earnings per common share for diversified operations assumes net income of $15 million from U.S. Generating Company, which is offset by budgeted net losses of $28 million attributable primarily to business activities involving international power generation and distribution, and energy products and services in U.S. utility markets. Actual results may vary significantly depending on the availability of attractive investment or acquisition opportunities.

All of the 1996 budgeted earnings per common share amounts assume that the average number of shares of common stock outstanding during 1996 is 406 million. The budgeted earnings per common share amounts assume no significant gain or loss on the sale of assets.

On a quarterly basis, PG&E discloses year-to-date financial performance relating to the three types of operations: utility, Diablo Canyon and diversified operations. For the three months ended
March 31, 1996, selected financial information is shown below:


	    (in thousands of dollars, except per share amounts)
		   Three Months Ended March 31, 1996
=================================================================
			     Actual    <F1>          Budget
			  (unaudited)
Operating Revenues:
  Utility                 $ 1,777,436            $ 1,833,363
  Diablo Canyon               439,977 <F2>           426,822
  Diversified Operations       31,355                 23,577
			  -----------            -----------
Total Consolidated        $ 2,248,768            $ 2,283,762
			  ===========            ===========

Net Income (Loss):
   Utility                $   127,384  <F3>      $   154,578
   Diablo Canyon              129,129  <F2>          102,795
   Diversified Operations       4,191                 (1,478)
			  -----------            -----------
Total Consolidated        $   260,704                255,895
			  ===========            ===========

Earnings (Loss) Per
Common Share:
  Utility                 $      0.29  <F3>      $      0.36
  Diablo Canyon                  0.31  <F2>             0.24
  Diversified Operations         0.01                   0.00
			  -----------            -----------
Total Consolidated        $      0.61            $      0.60
			  ===========            ===========

<F1>  In the opinion of management, the unaudited "actual" financial information presented above reflects all adjustments to date which are necessary to present a fair statement of operating revenues, net income and earnings per common share for the year. All material adjustments are of a normal recurring nature. This information should be read in conjunction with the 1995 Consolidated Financial Statements and Notes to Consolidated Financial Statements incorporated by reference in PG&E's Annual Report on Form 10-K.

<F2>  Diablo Canyon operated at an overall capacity factor of
96.7% compared to a budgeted overall capacity factor of 94.0% for the three months ended March 31, 1996.

<F3>  Utility maintenance and other operating expenses were higher than budgeted due to higher expenses for certain distribution reliability and customer service activities.

The budgeted corporate earnings per common share is a performance target and is not a forecast of actual performance that will be realized by PG&E. Actual performance during the year may differ materially from the budgeted amount. The budgeted amount does not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Notes to PG&E's Consolidated Financial Statements or in PG&E's Annual Report on Form 10-K, which could materially affect PG&E's performance during the year. Among others these uncertainties include:

- -       The outcome of the California electric industry
restructuring and the transition to a competitive environment, including the extent to which PG&E will be able to recover its stranded costs (costs which are above market and could not be recovered under market-based pricing) through a competition transition charge (CTC) or otherwise. The restructuring may adversely impact PG&E's returns on its investments in utility generating assets and its ability to recover certain other costs, including qualifying facilities
(QF) power purchase obligations and generation-related regulatory assets. In connection with the restructuring, PG&E has filed a proposal with the CPUC seeking to modify Diablo Canyon pricing and adopt a customer electric rate freeze, effective January 1, 1997. Approval of this proposal would significantly reduce the level of PG&E's CTC by reducing PG&E's common equity return on its investment in Diablo Canyon and accelerating the capital recovery of the plant and other utility generation-related assets. While it would not adversely affect PG&E's cash flow, PG&E's proposal to modify Diablo Canyon pricing and effect a customer electric rate freeze, and to accelerate recovery of utility generation-related investments and regulatory assets, would result in a significant reduction in annual earnings beginning in 1997.

- -       Changes in accounting due to changes in the regulatory or
competitive environment, including a change in the method or lives used to depreciate plant and the possible discontinued application of Statement of Financial Accounting Standards
No. 71.

- -       The continued operation of Diablo Canyon at assumed
operating levels and under the rates and terms specified in the existing Diablo Settlement. Under the prices for 1996, each Diablo Canyon operating unit contributes approximately $2.7 million in revenues per day. As noted above, PG&E has proposed certain modifications to the Diablo Settlement, which would be effective January 1, 1997.

- -       The outcome of the Gas Accord negotiations and resolution of existing regulatory issues. PG&E has proposed to settle several outstanding gas regulatory issues that are currently pending at the CPUC in separate proceedings, including issues relating to PG&E's capacity commitments with Transwestern Pipeline Company, the Interstate Transition
Cost Surcharge proceeding and the reasonableness proceeding for the PG&E portion of the PGT/PG&E Pipeline Expansion.

B.  Interim CTC Procedure

On April 10, 1996, the CPUC granted PG&E's emergency motion to establish an interim Competition Transition Charge procedure that will apply to electric retail customers with a monthly peak load over 500 kilowatts that terminate or reduce bundled electric services from PG&E and transfer their purchases of electricity for that load to other suppliers. The CPUC's order requires these departing customers to pay an interim monthly charge based upon the departing customer's current contribution in rates to PG&E's above-market generation costs. Departing customers will also be required to execute a CTC agreement in which they agree to pay the final amount of CTC as determined by the CPUC. This rate procedure is interim in nature and will remain effective until the CPUC adopts and implements a final CTC mechanism, which is expected to be effective January 1, 1998. At that time, amounts paid on an interim basis will be subject to true-up in order to conform the interim CTC rates to those approved by the CPUC on a final basis.

The CPUC directed interested parties to enter into an expedited collaboration to attempt to set an interim CTC level consistent with the principles set forth in the decision. Specifically, rather than requiring departing customers to pay their full contribution to CTC for the entire multi-year transition period (payable in a lump sum or on a monthly basis over the transition period) as PG&E initially proposed, PG&E was directed to develop a shorter term monthly charge that would continue to collect current rate contributions to above-market generation costs until replaced by a permanent CTC mechanism. If no consensus is reached through the collaboration within three days after discussions begin, the unresolved issues will be referred to an administrative law judge to prepare a recommended decision for CPUC approval.



			      PACIFIC GAS AND ELECTRIC COMPANY


				 GORDON R. SMITH
			      By ________________________________
				 GORDON R. SMITH
				 Senior Vice President and
				 Chief Financial Officer



Dated:  April 18, 1996